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                                                                    Exhibit 99.1


                            LOG ON AMERICA COMMENCES
                           $100 MILLION ACTION AGAINST
                           CREDIT SUISSE FIRST BOSTON

Log On America, Inc. (NASDAQ:LOAX) announced today the filing of an action against Credit Suisse First Boston Corporation (CSFB) seeking recovery of $100 Million for CSFB's gross negligence and material conflicts of interest as LOA's exclusive financial advisor. The Company alleges that CSFB was grossly negligent and was deceptive in connection with the structuring and negotiation of the Company's sale of Convertible Preferred Stock to certain institutional investors including Marshall Capital Management Inc. ("Marshall"), a subsidiary of CSFB; and the structuring and negotiation of an equipment purchase agreement and secured credit facility with Nortel Networks Inc. ("Nortel").

The complaint, which was filed in the United States District Court, Southern District of New York alleges that CSFB, after being retained by the Company as its exclusive financial advisor, represented that it would raise substantial capital for the Company from "name investors" and when it failed to do so, recommended the Company raise money by issuing floorless Convertible Preferred Stock and promising to support the Company's stock in the market. One half of the convertible stock was placed by CSFB with Marshall. The Company has since sued Marshall and the other holders of the convertible stock alleging market manipulation. It is further alleged that CSFB negotiated the transaction with Nortel on unfavorable terms while failing to disclose to LOA that CSFB was also representing Nortel in other major financial transactions.

David Paolo, President of LOA, commented, "We placed our trust in CSFB to provide us with guidance and advice in structuring our financial future. They made promises which were not kept and placed us in a precarious position by recommending and structuring a floorless convertible financing which is usually reserved as a financing of last resort for public companies in desperate financial condition. In contrast, Log On America was financially healthy with over $20 Million in cash, essentially no debt and an annual burn rate of less than $5 Million. We intend to recover from CSFB the substantial damage we have suffered because of its gross negligence and failure to properly and honestly represent our interests. After Credit Suisse abandoned LOA, they literally walked away from over $2 Million in fees because they knew how badly they had handled our account."

About Log On America

Log On America is a solutions-centric, facilities-based Enhanced Communications Provider (ECP) offering digital transport and application services to small, medium and large businesses throughout New England. Log On America's core products and services include local dial tone, in-state toll, long



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distance, high-speed Internet access and office productivity and security management application services; utilizing a wide range of broadband access and ASP technologies and partnerships. For more information about Log On America, please visit our website at www.loa.com.

Forward Looking Statements

Statements made in this news release, including those relating to the filing of an action against Credit Suisse First Boston Corporation, may contain forward-looking statements concerning the business and products of the Company. Actual results may differ materially depending on a number of risk factors including, but not limited to, the following: development, shipment and market acceptance and additional competition from existing and new competitors which will impact new customers. Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Company's prospectus on Form SB-2. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


===========================

Contact:

     Investor Access Corp.
     Michael Seely, 203/353-8200
          or
     Log On America
     Kenneth Cornell, 401/459-6288
     Chief Financial Officer




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